Exhibit 99.(d)(2)(F)(iii)

SECOND AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Second Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of June 1, 2026, by and among American Beacon Funds, a Massachusetts Business Trust (“Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Strategic Income Management, LLC (the “Adviser”).

WHEREAS, the Trust, the Manager and the Adviser entered into an Investment Advisory Agreement dated as of December 29, 2023, as amended on November 19, 2024 (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to Schedule A of the Agreement

For the American Beacon SiM High Yield Opportunities Fund, the fee table in Schedule A to the Agreement is deleted and replaced with the following:

0.45% on the first $250 million of average assets

0.40% on the next $250 million of average assets

0.35% on the next $500 million of average assets

0.30% on the next $1.4 billion of average assets

0.25% on the next $900 million of average assets

0.22% on assets over $3.3 billion

2.	Miscellaneous

(a)  Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Strategic Income Management, LLC:

By:	/s/ Keving Power
Name: Kevin Power
Title: Vice President

American Beacon Advisors, Inc.

By:	/s/ Gregory J. Stumm
Gregory J. Stumm
President

American Beacon Funds

By:	/s/ Paul Cavazos
Paul Cavazos
Senior Vice President
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